Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

EVOMMUNE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

EVOMMUNE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Evommune, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on April 9, 2020 under the name Evommune, Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Evommune, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 381,251,608. The total number of shares of common stock authorized to be issued is 223,593,879, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 157,657,729, par value $0.0001 per share (the “Preferred Stock”), of which 12,858,517 shares are designated as “Series Seed Preferred Stock”, 43,614,102 shares are designated as “Series A Preferred Stock”, 28,750,000 shares are designated as “Series B Preferred Stock” and 72,435,110 shares are designated as “Series C Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock), at the applicable Dividend Rate (as defined below), payable when, as and if declared by this corporation’s board of directors (the “Board of Directors”). Such dividends shall not be cumulative. The corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the first sentence of this Section 1, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of (i) the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis) and (ii) at least one of the Series C Major Investors (as defined in the that certain Third Amended and Restated Investors’ Rights Agreement, dated on or about the Filing Date (as defined below), by and among the Corporation and the investors party thereto) ((i) and (ii) collectively, the “Requisite Holders”). For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.0775 per annum for each share of Series Seed Preferred Stock, $0.1549 per annum for each share of Series A Preferred Stock, $0.1600 per annum for each share of Series B Preferred Stock and $0.1276 per annum for each share of Series C Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series C Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Series C Original Issue Price” shall mean $1.59453 per share for each share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C Preferred Stock).

(b) In the event of any Liquidation Event, after payment in full of the Series C Liquidation Preference, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Proceeds, before any payment shall be made to the holders of Series A Preferred Stock, Series Seed Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series B Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b). For purposes of this Restated Certificate of Incorporation, “Series B Original Issue Price” shall mean $2.0000 per share for each share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock).

(c) In the event of any Liquidation Event, after payment in full of the Series C Liquidation Preference and Series B Liquidation Preference, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the Proceeds, before any payment shall be made to the holders of Series Seed Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series A Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c). For purposes of this Restated Certificate of Incorporation, “Series A Original Issue Price” shall mean $1.9363 per share for each share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock).

(d) In the event of any Liquidation Event, after the payment in full of the Series C Liquidation Preference, Series B Liquidation Preference and Series A Liquidation Preference, the holders of shares of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the Proceeds, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series Seed Original Issue Price (as defined below), plus any dividends declared but unpaid thereon (the “Series Seed Liquidation Preference” and “Liquidation Preference” means the Series C Liquidation Preference, Series B Liquidation Preference, Series A Liquidation Preference or the Series Seed Liquidation Preference, as applicable). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series Seed Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution to the Series Seed Preferred Stock shall be distributed ratably among the holders of the Series Seed Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (d). For purposes of this Restated Certificate of Incorporation, “Series Seed Original Issue Price” shall mean $0.9692 per share for each share of Series Seed Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series Seed Preferred Stock) and “Original Issue Price” means the Series C Original Issue Price, Series B Original Issue Price, Series A Original Issue Price or the Series Seed Original Issue Price, as applicable.

(e) Upon completion of the distribution required by subsections (a), (b), (c), and (d) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(f) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of all shares of such series into shares of Common Stock, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if all shares of such series of Preferred Stock did not convert into shares of Common Stock. If any series of Preferred Stock shall be entitled to receive a greater amount under this paragraph (f) than under paragraph (a), (b), (c) or (d), as applicable, then, for purposes of this Restated Certificate of Incorporation, the applicable “Liquidation Preference” with respect to such series of Preferred Stock shall be deemed to be the amount that each share of such series shall be entitled to receive under this paragraph (f). If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(g) (i) For purposes of this Restated Certificate of Incorporation, a “Liquidation Event” shall mean (A) the closing of the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in one transaction or a series of related transactions) of all or substantially all of this corporation’s assets or a majority of this corporation’s key research and development programs or assets, (B) the consummation of the merger, consolidation, statutory conversion, transfer, domestication, or continuance of this corporation with or into another entity (except a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which the holders of capital stock of this corporation immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to hold at least fifty percent (50%) of the voting power of the capital stock of this corporation or the surviving or acquiring entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance in substantially the same proportions, and with substantially the same terms, as held immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance), (C) the closing of the transfer (whether by whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the then outstanding voting stock of this corporation (or the surviving or acquiring entity), or (D) a liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale by this corporation of shares of Preferred Stock in a bona fide financing transaction primarily for capital raising purposes shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Requisite Holders and the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate series) (the “Requisite Series C Holders”).

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the Requisite Holders; provided that if a holder of Preferred Stock or an affiliate thereof is an acquiring entity in such Liquidation Event, the shares of Preferred Stock held by such holder shall not be included for purposes of such approval calculation.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the Requisite Holders; provided that if a holder of Preferred Stock or an affiliate thereof is an acquiring entity in such Liquidation Event, the shares of Preferred Stock held by such holder shall not be included for purposes of such approval calculation.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(i) hereof.

(h) In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of this corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement (as defined below) or other transaction documents with respect to such Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with subsections 2(a)-(e)(e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with subsections 2(a)-(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this subsection 2(h), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

(i) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Requisite Holders.

(j) Effecting Certain Liquidation Events.

(i) This corporation shall not have the power to effect a Liquidation Event referred to in subsection 2(g)(i)(B) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Liquidation Event shall be paid to the holders of capital stock of the corporation in accordance with subsections 2(a)-(f) (unless waived in accordance with the last sentence of Section 2(g)).

(ii) In the event of a Liquidation Event referred to in subsection 2(g)(i)(A) or (C), if the corporation does not effect a dissolution of the corporation under the General Corporation Law within ninety (90) days after such Liquidation Event, then (i) the corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after such Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders (or solely with respect to the Series C Preferred Stock, the Requisite Series C Holders) so request in a written instrument delivered to the corporation not later than one hundred twenty (120) days after such Liquidation Event, the corporation shall use the consideration received by the corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors (as defined below)), together with any other assets of the corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of each applicable series of Preferred Stock at a price per share equal to the Liquidation Preference for such applicable series of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the corporation shall ratably redeem the maximum number of shares that it may lawfully redeem under Delaware law governing distributions to stockholder, and shall redeem the remaining shares as soon as it may lawfully do so, in the following priority: (w) first, the corporation shall ratably redeem the Series C Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock to be redeemed if there were sufficient funds to redeem all such shares, and shall redeem the remaining shares of Series C Preferred Stock as soon as practicable after the corporation has funds legally available therefor; (x) second, if, after the redemption in full of the Series C Preferred Stock, there are any remaining Available Proceeds, the corporation shall ratably redeem the Series B Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock to be redeemed if there were sufficient funds to redeem all such shares, and shall redeem the remaining shares of Series B Preferred Stock as soon as practicable after the corporation has funds legally available therefor, (y) third, if, after the redemption in full of the Series C Preferred Stock and Series B Preferred Stock, there are any remaining Available Proceeds, the corporation shall ratably redeem the Series A Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock to be redeemed if there were sufficient funds to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the corporation has funds legally available therefor, and (z) fourth, if, after the redemption in full of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, there are any remaining Available Proceeds, the corporation shall ratably redeem the Series Seed Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares of Series Seed Preferred Stock to be redeemed if there were sufficient funds to redeem all such shares, and shall redeem the remaining shares of Series Seed Preferred Stock as soon as practicable after the corporation has funds legally available therefor. The corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to the date of any such redemption (the “Redemption Date”). The Redemption Notice shall state: (1) the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (2) the Redemption Date and the applicable aggregate Liquidation Preference of each series of Preferred Stock; (3) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4); and (4) for holders of shares in certificated form, that the holder is to surrender to the corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the corporation to indemnify the corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Liquidation Preference for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. If the Redemption Notice shall have been duly given, and if on the Redemption Date the applicable Liquidation Preference payable upon redemption of the Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares of Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable Liquidation Preference without interest upon surrender of any such certificate or certificates therefor. Prior to the distribution or redemption provided for in this subsection 2(j)(ii), the corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof except in accordance with subsection 2(j)(ii).

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price (as defined below) for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. “Conversion Price” means, in the case of the Series Seed Preferred Stock, a per share amount equal to $0.9692; in the case of the Series A Preferred Stock, a per share amount equal to $1.865822; in the case of the Series B Preferred Stock, a per share amount equal to $1.916386; and in the case of the Series C Preferred Stock, a per share amount equal to $1.59453; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d). Notwithstanding the foregoing, unless such holder of Series C Preferred Stock purchases its Second Tranche Shares (as defined in the Purchase Agreement (as defined below)) prior to the Outside Date (as defined in the Purchase Agreement), a holder of Series C Preferred Stock shall not be entitled pursuant to this Section 4(a) to elect to convert shares of Preferred Stock into shares of Common Stock during the period commencing on the date and time of the first issuance of the Series C Preferred Stock and ending on the earlier of (i) the Second Tranche Closing (as defined in the Purchase Agreement) and any Special Mandatory Conversion (as defined below) effected in connection with such Second Tranche Closing and (ii) the termination of such holder’s obligations to purchase Second Tranche Shares pursuant to the Purchase Agreement (as applicable, the “Expiration Date”).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which is at least 1.20 times the Original Issue Price per share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and that results in greater than $80,000,000 of proceeds, net of the underwriting discount and commissions, to this corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors, including the approval of a majority of the Preferred Directors (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Requisite Holders; provided, however, that such conversion pursuant to this clause (ii) shall not be effective with respect to the conversion of the Series C Preferred Stock without the approval of the Requisite Series C Holders if such conversion is approved in connection (or as a part of a series of related transactions) with a Liquidation Event.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, if such holder’s shares are certificated, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate, certificates or a notice of issuance of uncertificated shares for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Certain Other Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall, at any time on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), issue any Additional Stock (as defined below) without consideration or for a consideration per share that is less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon conversion, exchange or exercise of any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth (1/10th) of one cent per share ($0.001). Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, including a majority of the Preferred Directors, irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided for in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) ”Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d) (i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to subsection 4(d)(iii) hereof;

(B) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, including a majority of the Preferred Directors (if approved after the Filing Date);

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; provided that such issuances are approved by the Board of Directors, including a majority of the Preferred Directors;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Common Stock issued upon conversion of the Preferred Stock outstanding as of the Filing Date or thereafter issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated on or about the Filing Date, by and among the Corporation and the investors party thereto (the “Purchase Agreement”);

(H) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors, including a majority of the Preferred Directors, and is primarily for non-equity financing purposes; or

(I) Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board of Directors, including a majority of the Preferred Directors, and are primarily for non-equity financing purposes.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractional shares is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution; provided, however, that subject to compliance with the General Corporation Law such notice period may be shortened or waived upon the written consent of the Requisite Holders.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least fifty-five percent (55%) of then-outstanding shares of such series of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that any downward adjustment of the Conversion Price of the Series C Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only with the approval of the Requisite Series C Holders; provided further, however, that any downward adjustment of the Conversion Price of the Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only in accordance with Section 6(c)(i). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(k) Special Mandatory Conversion. In the event that any holder of shares of Series C Preferred Stock is a Defaulting Investor (as defined in the Purchase Agreement), then each share of Preferred Stock held by such holder and its Affiliates shall automatically, and without any further action on the part of such holder or its Affiliates, be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price of such Preferred Stock by a price equal to five times (5X) the applicable Conversion Price of such Preferred Stock in effect at the time of conversion, effective upon, subject to, and concurrently with, the consummation of the Second Tranche Closing. Such conversion is referred to as a “Special Mandatory Conversion.”

(i) Special Mandatory Conversion Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 4(k) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 4(k). Upon receipt of such notice, each holder of such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate) to this corporation at the place designated in such notice. If so required by this corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to this corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 4(k), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 4(k)(i). As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, this corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4(g)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and series thereof) accordingly.

(ii) Definitions. For purposes of Section 4(k), the following definitions shall apply:

(A) “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund, registered investment company or other investment funds now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners, managing members or investment advisers of such holder or shares the same management company or investment adviser with such holder.

(l) Taxes. This corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. This corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

(b) Voting for the Election of Directors. As long as a majority of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Series A Directors”). As long as at least 24% of the shares of Series B Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series B Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). As long as a majority of the shares of Series C Preferred Stock originally issued remain outstanding, the holders of such shares of Series C Preferred Stock shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Series C Directors,” and together with the Series A Directors and Series B Director, the “Preferred Directors”); provided, however, that for administrative convenience, the initial Series C Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series C Preferred Stock without a separate action by the holders of the Series C Preferred Stock. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Common Directors”). The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the applicable class or series of stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled only by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) Preferred Stock Protective Provisions. So long as at least 40% of the Preferred Stock originally issued remains outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (either directly, or indirectly by amendment, merger, consolidation, conversion or otherwise) do any of the following without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent of the Requisite Holders, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) consummate a Liquidation Event, effect any other merger or consolidation or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of this corporation’s Restated Certificate of Incorporation or Bylaws;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(iv) authorize, create or issue, or obligate itself to issue, any equity security (including, without limitation, (i) any other security convertible into or exercisable for any such equity security or (ii) any unit of debt and equity securities) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, distribution of assets upon liquidation or redemption, other than the issuance of any authorized but unissued shares of Series C Preferred Stock pursuant to the Purchase Agreement (including, without limitation, any security convertible into or exercisable for such shares of Preferred Stock);

(v) (i) reclassify, alter or amend any existing security of this corporation that is pari passu with the Series A Preferred Stock and/or the Series B Preferred Stock and/or the Series C Preferred Stock with respect to dividends, distribution of assets upon liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock and/or the Series B Preferred Stock and/or the Series C Preferred Stock in respect of any such right, preference or privilege or (ii) reclassify, alter or amend any existing security of this corporation that is junior to the Series A Preferred Stock and/or the Series B Preferred Stock and/or the Series C Preferred Stock with respect to dividends, distribution of assets upon liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock and/or the Series B Preferred Stock and/or the Series C Preferred Stock in respect of any such right, preference or privilege;

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements approved by the Board of Directors under which this corporation has the option to repurchase such shares at the lower of the original per share purchase price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) or then fair market value thereof upon the occurrence of certain events, such as the termination of employment or service;

(vii) change the authorized number of, or method of electing the, directors of this corporation, change the number of votes entitled to be cast by any director or directors on any matter, or adopt any provision inconsistent with Article VI;

(viii) sell, assign, license, pledge, transfer, encumber or spin-out any of the material technology or intellectual property rights owned or licensed by this corporation to any or all of Luis Pena, Eugene Bauer or Hans Hofland (together, the “Founders”), or any of their respective or collective Affiliates (as defined below), or enter into or grant any royalty streams related thereto, other than licenses granted in the ordinary course of business; or

(ix) authorize, create or issue any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of this corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000 unless such debt security has been approved by the Board of Directors, including a majority of the Preferred Directors.

(b) Series C Preferred Stock Protective Provisions. So long as at least 25% of the Series C Preferred Stock originally issued remains outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (either directly, or indirectly by amendment, merger, consolidation, conversion or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the Requisite Series C Holders and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, waive, alter or repeal any provision of this Restated Certificate of Incorporation or the Bylaws of this corporation in a manner that adversely affects the powers, preferences, or other rights of the Series C Preferred Stock; provided, that, for the avoidance of doubt, the creation, authorization and/or issuance of any new class or series of securities which are senior to or pari passu with the Series C Preferred Stock in connection with a bona fide financing transaction primarily for capital raising purposes shall not in, and of itself, be deemed to adversely affect such powers, preferences or rights of the Series C Preferred Stock for purposes of this subsection 6(b)(i); or

(ii) or increase or decrease the authorized number of shares of Series C Preferred Stock.

(c) Series B Preferred Stock Protective Provisions. So long as at least 25% of the Series B Preferred Stock originally issued remains outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (either directly, or indirectly by amendment, merger, consolidation, conversion or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the shares of Series B Preferred Stock then outstanding (voting as a separate series), which majority must include at least one of the Series B New Investors (as defined in that certain Third Amended and Restated Investors’ Rights Agreement by and among this corporation and certain of its investors, dated on or about the Filing Date, as amended and/or restated from time to time (the “IRA”)) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, waive, alter or repeal any provision of this Restated Certificate of Incorporation or the Bylaws of this corporation in a manner that adversely affects the powers, preferences, or other rights of the Series B Preferred Stock; provided, that, for the avoidance of doubt, the creation, authorization and/or issuance of any new class or series of securities which are senior to or pari passu with the Series B Preferred Stock in connection with a bona fide financing transaction primarily for capital raising purposes shall not in, and of itself, be deemed to adversely affect such powers, preferences or rights of the Series B Preferred Stock for purposes of this subsection 6(c)(i); or

(ii) or increase or decrease the authorized number of shares of Series B Preferred Stock.

For the purpose of Section 6(a)(viii) of Article IV(B) hereof, “Affiliate” means, with respect to an individual, a member of such individual’s immediate or extended family (each, a “Family Member”), or a trust or trusts for the benefit of such individual or a Family Member of such individual, or any corporation, partnership or other entity in which such individual or a Family Member of such individual is an officer, director, member or partner, or in which such individual, such individual’s Family Member, one or more of the Founders or one or more of the Founders’ Family Members has significant ownership interest or otherwise controls (in each case, individually or collectively as a group), or has an agreement (whether written or oral) to become an officer, director, member or partner and/or to obtain significant ownership interest or otherwise control such corporation, partnership or other entity.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be redeemed, converted or otherwise acquired pursuant to Section 4 hereof, the shares so redeemed converted or otherwise acquired shall be cancelled and shall not be issuable by this corporation. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (a) ten (10) days following its deposit in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (b) upon such notice being provided by electronic transmission in a manner permitted by the General Corporation Law or (c) ten (10) days following such notice being provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common

Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Subject to the requirements of Section 6 of Article IV(B) hereof, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation. Unless otherwise provided herein, each director shall be entitled to one vote on each matter presented to the Board of Directors; provided that to the extent the approval of any particular director or directors is required by any agreement for specified actions, receipt of such approval shall be necessary for the board to authorize such actions; provided further that, so long as the holders of Preferred Stock are entitled to elect a Preferred Director, the affirmative vote of a majority of the Preferred Directors shall be required for the authorization by the Board of Directors of any of the matters set forth in Section 3.14 of the IRA.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, subject to the requirements of Section 6 of Article IV(B) hereof, all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XII.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock (i) from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (ii) issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right or (iii) which are approved the Requisite Holders, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XIV

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIV(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIV(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Savings. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 29th day of October, 2024.

/s/ Luis Pena
Luis Peña
Chief Executive Officer

SIGNATURE PAGE TO SERIES C RESTATED CERTIFICATE OF

INCORPORATION FOR EVOMMUNE, INC.